                                                                       EXHIBIT 1

                      COMPOSITION AND CONVERSION AGREEMENT

         AGREEMENT, dated as of June 26, 1996, by and among SAM & LIBBY, INC., a California corporation, with its principal office at 58 West 40th Street, New York, New York 10018 (the "Company"), BRAHA INDUSTRIES, INC., a New York corporation, with its principal office at 1 East 33rd Street, New York, New York 10016 ("Braha"), LANE INTERNATIONAL TRADING, INC., a California corporation, with its principal office at 31284 San Antonio Street, Suite 7, Hayward, California 94544 ("LIT") and LA LANO INTERNATIONAL TRADING, INC., a Taiwan corporation, with offices at Room 8, 8th Floor, No. 20, Ta Lung Rd., Taichung, Taiwan R.O.C. ("La Lano"). Lane International Trading, Inc. and La Lano International Trading, Inc. shall hereinafter sometimes be referred to, jointly and severally, as "Lane".

                              W I T N E S S E T H :

         WHEREAS, the Company has been and still is engaged in the business of the design, development and marketing of women's and children's footwear; and

         WHEREAS, the Company, in the course of transacting its business, has incurred various indebtedness to each of Braha and Lane; and

         WHEREAS, Braha and Lane are willing to settle the Company's respective outstanding indebtedness to them, but solely upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the promises and of the mutual undertakings of the respective parties hereto and the mutual promises of and to the several parties hereto, it is agreed as follows:

         1. Braha hereby agrees to forgive Eight Hundred Ninety-Seven Thousand Seven Hundred Seventy-Seven Dollars and Fifty Cents ($897,777.50) of the Company's approximate Three Million Two Hundred Thousand Dollars ($3,200,000) indebtedness to Braha, for an approximate aggregate remaining debt of Two Million Three Hundred Two Thousand Two Hundred Twenty-Two Dollars and Fifty Cents ($2,302,222.50) when, as and if the approximate One Million Two Hundred Ninety- Seven Thousand Seven Hundred Seventy-Seven Dollars and Fifty Cents ($1,297,777.50) referred to in Section 4 hereof has been paid in full.

         2. Lane hereby agrees to forgive Three Hundred Ninety Thousand Five Hundred Twenty-Two Dollars ($390,522) of the Company's One Million Seven Hundred Thirty-Four Thousand Eight Hundred Thirty Dollars ($1,734,830) indebtedness to Lane, for an aggregate remaining debt of One Million Three Hundred Forty-Four Thousand Three Hundred Eight Dollars ($1,344,308) when, as and if the Three Hundred Twenty-Five Thousand Three Hundred Fifty-Two Dollars ($325,352) referred to in Section 5 hereof has been paid in full.

         3. On the date the opinion of corporate counsel to the Company is delivered to Braha and Lane in accordance with Section 14 of this Agreement, the Company shall cause its transfer agent to issue a stock certificate to Braha for One Million Three Hundred Thirty-Nine Thousand Two Hundred Sixty (1,339,260) shares of the Company's Common Stock, $0.001 par value and a stock certificate to LIT for One Million Three Hundred Fifty-Eight Thousand Six Hundred Eight (1,358,608) shares of the Company's Common Stock, $0.001 par value, (together the "Conversion Stock") at a conversion of debt purchase price of $0.75 per share, for an aggregate purchase price to Braha of One Million Four Thousand Four Hundred Forty-Five Dollars ($1,004,445) and to Lane of One Million Eighteen Thousand Nine Hundred Fifty Six Dollars ($1,018,956) (as it applies to each of Braha and/or Lane, the "Conversion Debt") to be applied to the approximate aggregate remaining debt of each of Braha and Lane under Sections 1 and 2 hereof. Braha and LIT have each severally subscribed for the purchase of the Conversion Stock with the Conversion Debt by their execution of this Agreement, subject to the receipt of the aforementioned opinion of corporate counsel to the Company as hereinabove referred.

         4. After provisional  application of the debt reduction provided for in
Section  1 above  and the  application  of the  Conversion  Debt as set forth in
Section 3 above, there is now due and payable from the Company to Braha the approximate aggregate sum of One Million Two Hundred Ninety-Seven Thousand Seven Hundred Seven Dollars and Fifty Cents ($1,297,777.50), which the Company and Braha agree shall be paid in consecutive monthly installments, due on or before the first (1st) day of each month commencing August, 1996 and ending November, 1996, of Two Hundred Fifty Thousand Dollars ($250,000) per month, an installment of Two Hundred Thousand Dollars ($200,000) due on or before the first (1st) day of December, 1996, and a final installment of Ninety-Seven Thousand Seven Hundred Seventy-Seven Dollars and Fifty Cents ($97,777.50) due on or before the first (1st) day of January, 1997, all without interest thereon, except as provided in Section 9 hereof, until paid.

         5. After provisional  application of the debt reduction provided for in
Section  2 above  and the  application  of the  Conversion  Debt as set forth in
Section 3 above, there is now due and payable to Lane the aggregate sum of Three Hundred Twenty- Five Thousand Three Hundred Fifty-Two Dollars ($325,352), which the Company and Lane agree shall be paid in consecutive monthly installments, due on or before the first (1st) day of each month commencing August, 1996, and ending December, 1996, of Forty-Six Thousand Nine Hundred Sixty-Six ($46,966) per month, and a final installment of Eighty-Two Thousand Thirty-Three Dollars ($82,533) due on or before the first (1st) day of January, 1997, without interest thereon, except as provided in Section 9 hereof, until paid.

         6. Braha and/or Lane may unilaterally agree with the Company to defer and/or reduce payments to itself under Sections 4 or 5 hereof, as the case may be, without the consent of the remaining party and without constituting an Event of Default (as hereinafter defined) hereunder.

         7. The Company shall have the right to make prepayments under Sections 4 or 5 hereof; provided, however, that unless agreed to the contrary by the parties hereto, Braha shall receive 80.82% of any such prepayments and Lane shall receive 19.18% of any such prepayments. Provided, however, that in the event that the Company successfully concludes the presently proposed sale of certain of its assets to Maxwell Shoe Company, Inc. (the "Maxwell Transaction") then, in that event, the Company shall prepay to Braha and/or Lane, as the case may be, the remaining balance due and owing to such entity under Sections 4 and/or 5 hereof (after application of the related debt reduction provided for in Sections 1 and/or 2 hereof and the Conversion Debt provided for in Section 3 hereof) within five (5) business days following the date upon which the Company receives the proceeds of such sale as cleared funds ("Maxwell Funding Date").

         8. If an Event of Default (as those terms are hereinafter defined) shall occur with respect to Braha and/or Lane, as the case may be, then,in such event, the entity(ies) as to which such Event of Default shall have occurred will no longer be subject to the provisional forgiveness provisions of Sections 1 and/or 2 hereof, as the case may be, and any sums due under this Agreement shall be immediately due and payable by the Company.

         9. Interest shall accrue at the maximum interest rate permitted by law from January 1, 1996, on any portion of the debts outstanding referred to in Sections 1 and/or 2 hereof, until such time as the Company has repaid such debt or portion, or such debt or portion has been forgiven and/or such debt or portion has become Conversion Debt, all as hereinabove provided. Provided, however, that no payment of such interest shall be due and/or payable by the Company unless and until an Event of Default shall have occurred hereunder, in which case all such accrued, but unpaid interest shall become immediately due and payable. Notwithstanding the foregoing, Braha and/or Lane, as the case may be, hereby agrees to forgive such interest in its entirety upon payment of the amounts due to it under the provisions of Section 4 or 5 hereof (after application of the debt reduction and Conversion Debt provided for in Sections 1, 2 and 3 hereof), as the case may be.

         10. The Company shall contemporaneously with the issuance of the stock certificates to Braha and LIT in accordance with the provision of Section 3 hereof execute and deliver to each of Braha and LIT a Registration Rights Agreement in the form of Exhibit A annexed hereto, which relates solely to the Conversion Stock purchased hereunder with the Conversion Debt.

         11. Braha and Lane severally acknowledge that the Conversion Stock to be issued in consideration of the Conversion Debt will not be registered under the Securities Act of 1933 (the "1933 Act") and therefore shall be subject to restrictions on sale and/or other transfers under federal and state securities laws and, in connection therewith, the certificates to be issued for the Conversion Stock shall each bear a restrictive legend in substantially the following form:

                  "The shares represented by this certificate have not been registered under the securities act of 1933. The shares have been acquired for investment and may not be transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an exemption from registration under such Act."

         12. All actions to be taken by Lane pursuant to this Agreement shall require the signature of each of La Lano and LIT, except as to any and all rights with respect to the issuance of the Conversion Stock, with respect to which La Lano may take no action or exercise any rights under this Agreement. It being understood and agreed by both such entities that no Event of Default may be declared by one such entity unless also declared by the other and that no exercise of any right hereunder, except as hereinabove reserved to LIT, may be exercised by any such entity individually without the written consent of the Company first obtained.

         13. The Company represents and warrants to Braha and Lane as of the date of the execution of this Agreement, as follows:

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority for the carrying on of its business in the manner conducted;

                  (b) the Company has all necessary corporate powers and has taken all necessary corporate action required to make all provisions of this Agreement and any and all other documents and instruments delivered in connection herewith the valid and enforceable obligations of the Company, subject to usury and creditor's rights laws;

                  (c) neither the execution, delivery and performance of this Agreement nor the offer, issuance and sale of the Conversion Stock to Braha and LIT, as the case may be, will; (i) conflict with or violate the Articles or By-laws of the Company; (ii) conflict with or result in a default under or breach of any instrument or agreement to which the Company is a party or by which it is bound;
(iii) require the consent (other than such consents as may have been required and which have been obtained) of, or other action by, any non-governmental person, including any shareholder, trustee or creditor of, any lessor to or any investor in the Company; or (iv) cause the Company to be in violation of any statute, law, regulation or ordinance or any judgment, decree, writ, injunction, order, award or other action of any court or governmental authority or arbitrator;

                  (d) the Company has reserved an aggregate of Two Million Six Hundred Ninety-Seven Thousand Eight Hundred Sixty-Eight (2,697,868) shares of its Common Stock, $0.001 par value, for issuance in connection with this Agreement; and

                  (e) the Conversion Stock has been duly authorized and, when issued and delivered, will be validly issued and fully paid and nonassessable; and that Braha and LIT, will receive good title to the Conversion Stock free and clear of any liens, encumbrances, rights and restrictions of any nature, other than restrictions on transfer of the shares of Conversion Stock imposed by relevant state and federal securities laws.

         14. The Company shall cause an opinion of Wilson, Sonsini, Goodrich and Rosati, corporate counsel to the Company, dated the date hereof, in form and substance reasonably acceptable to counsel for Braha and/or Lane, as the case may be, to be delivered to Braha and Lane.

         15. Each of Braha and Lane represent and warrant to the Company, as of the date of this Agreement, as follows:

                  (a) It is a corporation duly organized, validly existing and in good standing under the laws of the state (or country) of its incorporation and has all requisite corporate power and authority for the carrying on of its business in the manner conducted;

                  (b) it has all necessary corporate powers and has taken all necessary corporate action required to make all provisions of this Agreement and any and all other documents and instruments delivered in connection herewith its valid and enforceable obligations, subject to creditor's rights laws;

                  (c) neither the execution, delivery and performance of this Agreement nor (with respect only to Braha and LIT) the purchase, acquisition and receipt of the Conversion Stock will: (i) conflict with or violate the Articles or By-laws of Braha or Lane, as the case may be; (ii) conflict with or result in a default under or breach of any instrument or agreement to which Braha or Lane, as the case may be, is a party or by which it is bound; (iii) require the consent (other than such consent as may have been required and which have been obtained) of, or other action by, any non-governmental person, including any shareholder, trustee or creditor of, any lessor to or any investor in Braha or Lane, as the case may be; or (iv) cause the Braha or Lane, as the case may be, to be in violation of any statute, law, regulation or ordinance or any judgment, decree, writ, injunction, order, award or other action of any court or governmental authority or arbitrator;

                  (d) that the Conversion Stock Braha and/or LIT, as the case may be, acquires pursuant to the provisions of Section 3 hereof are being acquired for investment purposes only and not with a view toward resale thereof;

                  (e) it is an experienced investor who can afford the risk of loss of its entire investment; has had access to financial and other information regarding the Company's business and has been afforded the opportunity to ask the officers of the Company for such information as it required, except for the Letter of Intent for the Maxwell Transaction; and

                  (f) Braha and/or LIT, as the case may be, understands that the benefits of the Registration Rights Agreement are personal to it and may not be assigned or otherwise devolve to any other person or entity, except as specifically provided for therein.

         16.      The Company undertakes and agrees that:

                  (a) The Company will pay to Lane the sum of Three Hundred Thirty- Five Thousand Two Hundred Eighty Dollars and Seven Cents ($335,280.07) within three (3) business days following the first to occur of (i) the date upon which the Company receives additional funding from BNY Financial Corporation, pursuant to its ongoing negotiations with such entity for a new banking agreement; (ii) the Maxwell Funding Date; or (iii) the thirty-third (33rd) day following the execution of this Agreement by all parties named herein. Provided, however, that such amount is to be paid in full on the first to occur of (i),
(ii) or (iii) above, and any adjustments provided for herein not agreed to in writing by Lane and the Company prior to either of such events, shall be retroactively adjusted upon resolution by Lane and the Company. This sum relates to the Company's purchase orders placed, and Lane's invoices issued, after March 23, 1996. The Company agrees to notify Lane when, as and if such additional funding is received and or the Maxwell Funding Date shall occur.

                  (b) that the Company shall at all times have such number of shares of its Common Stock issued and outstanding so that the then issued and outstanding Shares of Conversion Stock then owned beneficially and of record by Braha (including

30,000 shares presently owned by the Braha Industries, Inc. Profit Sharing Trust) or Lane (including 10,653 shares presently owned by Lane Shay) shall, separately, and not in the aggregate, constitute less than ten percent (10%) of the shares of the Company's Common Stock then issued and outstanding, unless the Company shall have obtained the written consent of Braha and/or Lane, as the case may be.

         17. The amounts referred to in Sections 1, 2 and subsection 16(a) hereof are believed by the Company, Braha and Lane to be definitive and are subject to adjustment for mathematical errors and for missing invoices or payments.

         18. The approximate amount of aggregate debt due to Braha under Section 1 hereof includes all invoices of Braha to the Company up to and including March 20, 1996, and the aggregate debt due to Lane under Section 2 hereof includes all invoices of Lane to and including March 23, 1996. Any and all debt (except interest as defined in Section 9 hereof) incurred by the Company with such entities on or after the applicable dates set forth herein is not subsumed within Sections 1 or 2 hereof, as the case may be.

         19. The Company agrees that it will not assert any claims for defective merchandise against Braha and/or Lane with respect to invoiced merchandise included within the applicable periods set forth in Section 18 above.

         20. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         21. The Company shall be deemed to be in breach of this Agreement and the claims of Braha and/or Lane, as the case may be, shall be reinstated in full, except as to (i) such portions thereof as were forgiven (with all conditions thereto having been met) under Sections 1, 2 and/or 9 hereof and (ii) the conversion of the Conversion Debt into Conversion Stock, all with respect only to whichever of Braha and/or Lane such Event of Default relates, upon the happening of one or more of the following events and the giving of the applicable written notice provided below to such effect by Braha and/or Lane, as the case may be (provided, however, that in the event of an Event of Default under sub-sections g, h, i and/or j below, no notice shall be required) and notwithstanding the foregoing, the Company may use such notice period to effect the cure of any such breach prior to the expiration of the notice period when such breach shall become an Event of Default and, if so cured, the Event of Default shall be deemed not to have occurred ("Event of Default"):

                  (a) the failure of the Company to make any of the payments provided in Section 4 hereof, which breach remains uncured for a period of fifteen (15) days after written notice thereof to the Company (this sub-section shall not be a breach available to Lane);

                  (b) the failure of the Company to make any of the payments provided in Section 5 hereof, which breach remains uncured for a period of fifteen (15) days after written notice thereof to the Company (this sub-section shall not be a breach available to Braha);

                  (c) the failure of the Company to pay when due its current obligations to Braha arising after the date hereof, which breach remains uncured for a period of thirty-five (35) days after the expiration of trade terms, if any, then being extended to the Company and after written notice thereof to the Company (this sub-section shall not be a breach available to Lane);

                  (d) the failure of the Company to pay when due its current obligations to Lane arising after the date hereof (this sub-section shall not be a breach available to Braha), which breach remains uncured for a period of thirty-five (35) days after the expiration of trade terms, if any, then being extended to the Company and after written notice thereof to the Company;

                  (e) the failure of the Company to pay, when due, the payment provided in Section 16(a) hereof, which breach remains uncured for a period of five (5) days after written notice thereof to the Company (this sub-section shall not be a breach available to Braha);

                  (f) the failure of the Company to comply with any material covenant in this Agreement for a period of thirty-five (35) days after written notice thereof to the Company;

                  (g) the filing of a petition against the Company in a court of competent jurisdiction in an involuntary case under the federal bankruptcy laws, as may now or hereafter be constituted or hereafter amended, or any applicable federal or state bankruptcy, insolvency or other similar law or the appointment of a receiver, liquidator, assignee, custodian, trustee or other similar official for all or any substantial part of the property of the Company and the continuance of any such decree, order or appointment unstayed and in effect for a period of ninety (90) consecutive days;

                  (h) the commencement by the Company of a voluntary case under the federal bankruptcy laws, as may now or hereafter be constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the making by any of the Company of any assignment for the benefit of creditors;

                  (i) the entry of a judgment by a court of competent jurisdiction against the Company and the scheduling of a sale of a substantial part of the Company's inventory or equipment pursuant to any formal legal proceeding instituted against the Company and the Company having failed to discharge or vacate the lien of such judgment or legal proceeding within at least five (5) days before the date scheduled for the sale; or

                  (j) the failure of the Company to pay any taxes as a result of which any action shall have been taken to foreclose upon any lien for such taxes on any of the Company's property, unless such claim is contested in good faith.

         22. In no event shall the provisions of subsection 21(c) and/or 21(d) hereof be deemed to require either Braha or Lane, as the case may be, to give any notice, or extend any cure period, to the Company with respect to its non-payment of any such current debt, such subsections relating only to the declaration of an Event of Default hereunder.

         23. Upon the occurrence of an Event of Default and proper notice by Braha and/or Lane to the Company, if no cure is effected during the applicable notice period, if any, the noticing party may exercise any and all of its legal or equitable rights or remedies.

         24. The failure or delay of Braha and/or Lane to declare any default or to enforce any rights, powers or remedies hereunder shall not operate as a waiver of their respective rights to subsequently declare any such default or enforce such rights, powers or remedies, but any default or right, power or remedy shall continue to remain in full force and effect notwithstanding that Braha and/or Lane may, at any time, in its discretion, by action taken or by forbearance, grant, agree to or permit any extensions, renewals, modifications, waivers or indulgences whatsoever.

         25. Nothing contained in this Agreement shall be construed or deemed to release or discharge any rights and remedies that either Braha and/or Lane may now or hereafter have against any endorser, guarantor or other surety who may now or hereafter be liable to either of them upon any debt within the purview of this Agreement, and each such right and remedy is hereby expressly reserved.

         26. Provided that the Company shall not be in substantial default in the performance of any of the material terms, provisions and conditions of this Agreement, and shall keep, observe and perform the same, neither Braha nor Lane will institute any action or proceeding, or continue any pending action or proceeding against the Company and will not levy any execution, attachment or any other process against the Company's property for and by reason of any debt owing to Braha as of March 20, 1996, and as to Lane as of March 23, 1996, and will not file or join in any petition in bankruptcy or in any proceeding under the Bankruptcy Code or its amendment or in any other proceeding having for its object the appointment of a receiver or trustee for the Company.

         27. All notices, requests, demands, exercises and other communication provided for herein shall be in writing and sent by express, certified or registered mail, postage prepaid, return receipt requested, or by Federal Express for next business day delivery (signature not waived) if domestic United States and, if international, solely by Federal Express or Airborne Express for the fastest possible delivery time available through such carrier to the applicable party at the addresses indicated below:

                  If to the Company:

                  Sam & Libby, Inc.
                  58 West 40th Street
                  New York, NY  10018
                  Attn:  Mr. Samuel L. Edelman

                           With a copy to each of:

                           Kaufmann, Feiner, Yamin, Gildin & Robbins LLP 777 Third Avenue
                           New York, NY  10017
                           Attn:  Michael G. Yamin, Esq.

                                            - and -

                           Wilson Sonsini, Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, CA  94304
                           Attn:  Steven L. Berson, Esq.

                  If to Braha:

                  Braha Industries, Inc.
                  1 East 33rd Street
                  New York, NY  10016
                  Attn:  Mr. David Braha

                           With a copy to:

                           Todtman, Young, Tunick, Nachamie,
                             Hendler & Spizz, P.C.
                           425 Park Avenue
                           New York, NY  10022
                           Attn: Stanley B. Hendler, Esq.

                  If to LIT (or Lane):

                  Lane International Trading, Inc.
                  31284 San Antonio Street, Suite 7
                  Hayward, CA  94544
                  Attn:  Mr. Lane Shay

                           With a copy to:

                           Howard, Rice, Nemerovski, Canady, Falk & Rabkin Three Embarcadero Center
                           7th Floor
                           San Francisco, CA  94111
                           Attn:  Janet A. Nexon, Esq.

                  If to La Lano (or Lane):

                  La Lano International Trading, Inc.
                  Room 8, 6th Floor
                  No. 20, Ta Lung Rd.
                  Taichung, Taiwan R.O.C.

                           With a copy to:

                           Howard, Rice, Nemerovski, Canady, Falk & Rabkin Three Embarcadero Center
                           7th Floor
                           San Francisco, CA  94111
                           Attn:  Janet A. Nexon, Esq.

All notices sent by Express Mail, Federal Express or Airborne Express will be deemed given on the earlier of the date indicated as received on the return receipt or on the signature log of Federal Express or Airborne Express, as the case may be, or the first date of attempted delivery on a business day by such carrier as indicated in their official records. All domestic notices sent by certified or registered mail will be deemed given on the earlier of the date indicated as received on the return receipt card or five (5) business days after the mailing thereof as indicated by a United States Postal Service Stamp on the official mailing receipt. For purposes of this Section, the term "business day" excludes Saturday, Sunday, national holidays and state holidays in the country and state of the noticed party.

         28. The terms of this Agreement may not be modified, amended or altered in any respect, nor compliance with any covenant or provision herein set forth omitted or waived, except by a written instrument signed by the party or parties to be charged.

         29. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.


         30. All representations and warranties made in this Agreement shall survive the execution and delivery hereof.

         31. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

         32. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability or any other provision.

         33. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed in accordance with and be governed by the laws of the State of California, irrespective of the fact that one or more of the parties hereto now is or may hereafter be, domiciled in a different state, jurisdiction or country and each of the parties hereto hereby consents to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, and the Federal District Court for the Southern District of New York as the exclusive forums for the resolution of all matters relating to this Agreement.

         34. This Agreement shall not be binding or enforceable against any party until (a) this Agreement has been signed by all parties and (b) there has been delivered on or before July 1, 1996, an opinion of Wilson, Sonsini, Goodrich & Rosati in the form agreed to by the parties, together with certificates for all of the Conversion Stock being issued hereunder.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their duly authorized officers, all as of the date first above written.

                                            SAM & LIBBY, INC.


                                            By:  /s/ Kenneth M. Sitomer
                                                -----------------------------
                                            Title: Chief Financial Officer and
                                                   --------------------------
                                                     Financial Officer
                                                     -----------------


                                             BRAHA INDUSTRIES, INC.

                                             By: /s/ Ralph Braha
                                                ------------------------------
                                             Title: President
                                                   ---------------------------


                                             LANE INTERNATIONAL TRADING, INC.


                                             By: /s/ Lane Shay
                                                 -----------------------------
                                             Title: President
                                                   ---------------------------